Exhibit 99.3

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Diffusion Pharmaceuticals LLC:

We have audited the accompanying balance sheets of Diffusion Pharmaceuticals LLC as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diffusion Pharmaceuticals LLC as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations, has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities. The conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements, on January 8, 2016, the Company completed a merger with RestorGenex Corporation under which a newly formed subsidiary of RestorGenex Corporation merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of RestorGenex Corporation.

/s/ KPMG LLP

McLean, Virginia

March 25, 2016

DIFFUSION PHARMACEUTICALS LLC

BALANCE SHEETS

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,997,192	$2,336,519
Certificates of deposit	—	2,500,000
Prepaid expenses and other current assets	45,921	21,600
Total current assets	2,043,113	4,858,119

Property and equipment, net	51,996	21,100
Other assets	181,487	176,069
Total assets	$2,276,596	$5,055,288

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$424,675	$301,973
Accrued expenses	621,669	96,787
Current portion of convertible notes, net	424,964	—
Total current liabilities	1,471,308	398,760

Convertible notes, net	818,646	17,819,981
Accrued interest payable	28,265	454,099
Total liabilities	2,318,219	18,672,840

Commitments and contingencies

Members’ deficit
Members’ capital	42,110,995	21,815,844
Accumulated deficit	(42,152,618)	(35,433,396)
Total members’ deficit	(41,623)	(13,617,552)
Total liabilities and members’ deficit	$2,276,596	$5,055,288

See accompanying notes to financial statements.

DIFFUSION PHARMACEUTICALS LLC

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014
Revenue	$—	$—
Operating expenses:
Research and development	3,875,467	1,985,589
General and administrative	2,522,370	1,294,566
Depreciation	8,268	13,452
Total operating expenses	6,406,105	3,293,607
Loss from operations	(6,406,105)	(3,293,607)
Other income (expense):
Interest and other income, net	13,371	8,347
Interest expense	(326,488)	(243,514)
Total other expense	(313,117)	(235,167)
Net loss	$(6,719,222)	$(3,528,774)

See accompanying notes to financial statements.

DIFFUSION PHARMACEUTICALS LLC

STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	Members’ Capital	Accumulated Deficit	Total Members’ Deficit
Balance, January 1, 2014	$21,596,248	$(31,904,622)	$(10,308,374)
Conversion of convertible notes	51,753	—	51,753
Unit-based compensation expense	167,843	—	167,843
Net loss	—	(3,528,774)	(3,528,774)
Balance, December 31, 2014	21,815,844	(35,433,396)	(13,617,552)
Conversion of convertible notes	19,700,976	—	19,700,976
Unit-based compensation expense	594,175	—	594,175
Net loss	—	(6,719,222)	(6,719,222)
Balance, December 31, 2015	$42,110,995	$(42,152,618)	$(41,623)

See accompanying notes to financial statements.

DIFFUSION PHARMACEUTICALS LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,719,222)	$(3,528,774)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	8,268	13,452
Loss on disposal of assets	1,127	3,188
Non-cash unit-based compensation expense	594,175	167,843
Non-cash interest expense	165,329	167,488
Amortization of debt issuance costs and debt discount	147,150	76,027
Change in assets and liabilities:
Prepaid expenses and other assets	(29,739)	57,142
Accounts payable and accrued expenses	647,584	94,564
Net cash used in operating activities	(5,185,328)	(2,949,070)
Cash flows from investing activities:
Purchases of property and equipment	(40,291)	(6,684)
Purchases of certificates of deposit	—	(2,500,000)
Maturities of certificates of deposit	2,500,000	1,800,000
Net cash provided by (used in) investing activities	2,459,709	(706,684)
Cash flows from financing activities:
Issuance of convertible notes	2,401,602	4,472,000
Payment of debt issuance costs	(15,310)	(14,660)
Net cash provided by financing activities	2,386,292	4,457,340

Net (decrease) increase in cash and cash equivalents	(339,327)	801,586

Cash and cash equivalents, beginning of year	2,336,519	1,534,933
Cash and cash equivalents, end of year	$1,997,192	$2,336,519
Supplemental disclosure of non-cash investing and financing activities:
Conversion of convertible notes and related accrued interest into membership units	$19,700,976	$51,753

See accompanying notes to financial statements.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Description, and Basis of Presentation

Diffusion Pharmaceuticals LLC (Diffusion or the Company) is a clinical-stage specialty pharmaceutical company developing new, small-molecule drugs that help regulate the movement of oxygen into tissue by a novel mechanism of action. The Company’s lead product candidate, trans sodium crocetinate (TSC), uses this novel mechanism to re-oxygenate the microenvironment of solid cancerous tumors, thereby enhancing tumor cells’ response to conventional treatment without additional side effects. TSC has received orphan drug designation for the treatment of glioblastoma multiforme (GBM), and the Company expects to enter a Phase III study in newly diagnosed GBM patients in the next twelve months, assuming the availability of financial resources.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Liquidity

The Company has not generated any revenues from product sales and has funded operations primarily from the proceeds of private placements of its membership units and convertible notes. Substantial additional financing will be required by the Company to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Company’s research and development efforts will be successful.

The Company regularly explores alternative means of financing its operations and seeks funding through various sources, including public and private securities offerings, collaborative arrangements with third parties and other strategic alliances and business transactions. The Company currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Company cannot obtain funding in the immediate future, it will need to delay, scale back or eliminate some or all of its research and development programs or enter into collaborations with third parties to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider various strategic alternatives, including a merger or sale of the Company; or cease operations. If the Company engages in collaborations, it will receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Company has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception and it expects to generate losses from operations for the foreseeable future primarily due to research and development costs for its potential product candidates. Various internal and external factors will affect whether and when the Company’s product candidates become approved drugs and how significant their market share will be. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Company’s financial condition and future operations. The Company believes its cash and cash equivalents at December 31, 2015, combined with the $8.5 million of cash acquired in the RestorGenex reverse merger on January 8, 2016 described below, are sufficient to fund operations and meet its research and development goals into the third quarter of 2016.

Reverse Merger

On December 15, 2015, the Company entered into a definitive merger agreement with RestorGenex Corporation (RestorGenex), a company traded on the over-the-counter stock exchange under the ticker symbol “RESX.” On January 8, 2016, after the date of the financial statements, the Company completed the merger with RestorGenex under which a newly formed subsidiary of RestorGenex merged with and into Diffusion in an all-stock transaction, with Diffusion surviving as a wholly-owned subsidiary of RestorGenex. Subsequent to the merger, RestorGenex was renamed Diffusion Pharmaceuticals Inc. and the ticker symbol was changed to “DFFN.”

The merger transaction was accounted for as a reverse acquisition under the acquisition method of accounting. Because Diffusion’s pre-transaction owners held an 84.1% economic and voting interest in the combined company immediately following the closing of the merger, Diffusion is considered to be the acquirer of RestorGenex for accounting purposes (Note 12).

Each outstanding unit of membership interest of Diffusion (the Diffusion Units) was converted into the right to receive 3.652658 shares of common stock in RestorGenex, par value $0.001 per share (the Common Stock), as determined pursuant to the Merger Agreement (the Exchange Ratio). Additionally, the right of holders of outstanding convertible notes of Diffusion to convert such notes into Diffusion Units was converted into the right to convert such notes into a number of shares of Common Stock equal to the number of Diffusion Units into which such note would have been convertible under the original terms of the note multiplied by the Exchange Ratio. In addition, all outstanding options to purchase Diffusion Units were assumed by RestorGenex and the right to exercise converted into options to purchase Common Stock on terms substantially identical to those in effect prior to the merger transaction, except for adjustments to the underlying number of shares and the exercise price based on the Exchange Ratio.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

On an ongoing basis, the Company evaluates its estimates using historical experience and other factors, including the current economic environment. Significant items subject to such estimates and assumptions include the fair value of the Company’s membership units and assumptions used for purposes of determining unit-based compensation, the fair value of the convertible notes, and accounting for research and development activities. Management believes its estimates to be reasonable under the circumstances. Actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash on deposit with multiple financial institutions, the balances of which frequently exceed federally insured limits.

Cash and Cash Equivalents and Certificates of Deposit

The Company considers any highly liquid investments, such as money market funds, with an original maturity of three months or less to be cash and cash equivalents.

The Company’s certificates of deposit have maturities greater than three months but within one year of the date of purchase. These certificates of deposit are classified as held-to-maturity, and the estimated fair value of each investment approximates its amortized cost.

Property and Equipment

The Company records property and equipment at cost less accumulated depreciation and amortization. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, which generally range from five to fifteen years. The Company amortizes leasehold improvements over the shorter of the estimated useful life of the asset or the term of the related lease. Upon retirement or disposition of assets, the costs and related accumulated depreciation and amortization are removed from the accounts with the resulting gains or losses, if any, reflected in results of operations.

Impairment of Long-Lived Assets

Management reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If the undiscounted cash flows are insufficient to recover the carrying values, an impairment loss is recorded for the difference between the carrying values and fair values of the asset. No such impairment had occurred as of December 31, 2015 and 2014.

Fair Value of Financial Instruments

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, certificates of deposit, accounts payable and accrued expenses, approximate their respective fair values due to their short-term nature.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

■	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

■	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

■	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

As of December 31, 2015 and 2014, the fair value of the convertible notes was $4.8 million and $22.2 million, respectively. The fair value of the convertible notes falls within Level 3 of the fair value hierarchy as it is significantly driven by the creditworthiness of the Company, which is an unobservable input.

For the years ended December 31, 2015 and 2014, the Company did not have any assets or liabilities measured at fair value on a recurring basis.

Research and Development

Major components of research and development costs include internal research and development (such as salaries and related employee benefits, unit-based compensation, supplies, and allocated facility costs) and contracted services (research and development activities performed on the Company’s behalf). Costs incurred in research and development are expensed as incurred.

The Company records nonrefundable advance payments it makes for future research and development activities as deposits within other assets. These deposits are recognized as expense in the statements of operations as the Company receives the related goods or services.

Patent Costs

Patent costs, including related legal costs, are expensed as incurred and are recorded within general and administrative expenses in the statements of operations.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. The Company’s taxable income or loss, as well as certain other tax attributes, are passed through directly to the Company’s members and are reported in each member’s individual income tax return. Consequently, these financial statements do not include any provision for federal or state income tax expense.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with guidance established by the Financial Accounting Standards Board (FASB) and determined that there are no uncertain tax positions that would have a material impact on the financial statements of the Company.

Debt Issuance Costs

Debt issuance costs incurred in connection with financing arrangements are amortized to interest expense over the life of the respective financing arrangement using the effective interest method. In April 2015, the FASB issued Accounting Standards Update (ASU) 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), and the Company elected to early adopt this ASU in 2014. Accordingly, debt issuance costs, net of related amortization, are deducted from the carrying amount of the related debt.

Unit-Based Compensation

The Company applies the fair value method to recognize compensation expense for unit-based awards. Using this method, the estimated grant-date fair value of the award is recognized on a straight-line basis over the requisite service period based on the portion of the award that is expected to vest. For non-employee awards, the Company amortizes the values attributable to these awards over the service period and remeasures the unvested portion of these awards at each vesting date. The Company estimates forfeitures at the time of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company estimates the fair value of membership unit options using the Black-Scholes option-pricing model, which requires the use of subjective assumptions, including the expected term of the options, the current price of the underlying membership units, the expected membership unit price volatility, expected dividend yield and the risk-free interest rate for the expected term of the options. The expected term represents the period of time the membership unit options are expected to be outstanding. Due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the membership unit options, the Company uses the simplified method to estimate the expected term for its “plain vanilla” membership unit options. Under the simplified method, the expected term of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. Some options, for example those that have exercise prices in excess of the fair value of the underlying membership unit, are not considered “plain vanilla” membership unit options. For these options and for non-employee awards, the Company uses an expected term equal to the remaining contractual term of the options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected term of the membership unit options. The Company assumes no dividend yield because dividends are not expected to be paid in the near future, which is consistent with the Company’s history of not paying dividends. The risk free interest rate is based on U.S. Treasury rates with a term approximating the expected life of the option.

Comprehensive Loss

The Company has no items of comprehensive income or loss other than net loss.

Recent Accounting Pronouncements

From time to time, the FASB or other standard-setting bodies issue accounting standards that are adopted by the Company as of the specified effective date.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15), which amends ASC Subtopic 205-40 to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. Specifically, the amendments (1) provide a definition of the term “substantial doubt,” (2) require an evaluation every reporting period, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated and (6) require an assessment for a period of one year after the date that financial statements are issued. ASU 2014-15 is effective for fiscal years ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on its financial statements and disclosures.

3. Property and Equipment

Property and equipment consists of the following:

	December 31,
	2015	2014
Laboratory equipment	$182,357	$164,244
Furniture and office equipment	84,668	83,326
Total property and equipment	267,025	247,570
Less: accumulated depreciation	(215,029)	(226,470)
Property and equipment, net	$51,996	$21,100

The estimated useful lives of property and equipment are as follows:

Asset Category	Useful Life (in years)
Laboratory equipment	5	-	15
Furniture and office equipment	5	-	7

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. Other Assets

Other assets consist of the following:

	December 31,
	2015	2014
Clinical studies deposits	$160,400	$168,763
Other deposits	21,087	7,306
Total	$181,487	$176,069

5. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2015	2014
Accrued interest payable	$14,009	$—
Accrued payroll and payroll related expenses	56,947	80,522
Accrued professional fees	327,950	—
Accrued clinical studies expenses	184,737	—
Other accrued expenses	38,026	16,265
Total	$621,669	$96,787

6. Convertible Notes

From December 2009 through December 2015, the Company issued unsecured convertible promissory notes (the Convertible Notes) for gross proceeds of $22,384,320. The Convertible Notes bear interest at either 1% or 1.5% per annum. The Convertible Notes accrue interest beginning on the date of issuance, with the principal and accrued interest due upon the earlier of the maturity date or conversion date. At any time prior to the maturity date, the holders may elect to convert, in whole or in part, the Convertible Notes and any related accrued but unpaid interest into membership units of the Company at a price per unit equal to the conversion price. The current and noncurrent portions of accrued interest are included within accrued expenses (Note 5) and accrued interest payable, respectively, on the accompanying balance sheets.

In the event of a Change of Control or a Qualified Financing (each as defined below), the holders of the Convertible Notes may declare the aggregate outstanding amount of the Convertible Notes to be immediately due and payable or may elect to convert the Convertible Notes and any accrued but unpaid interest as if such conversion took place on the maturity date. A Change of Control is defined as: (i) a merger or consolidation in which the members immediately prior to the transaction do not own, directly or indirectly, more than 50% of the membership interest of the surviving company; (ii) the acquisition of more than 50% of the Company's outstanding membership interest by a single person, entity or group or persons or entities acting in concert; or (iii) the sale or transfer of all or substantially all of the assets of the Company. A Qualified Financing is defined as a sale of units or other transaction that results in gross proceeds to the Company of at least $15,000,000, including the conversion of the Convertible Notes. Through the date the financial statements were available to be issued, there have been no Change of Control or Qualified Financing events.

The Company may prepay the Convertible Notes, in full or in part, at any time on a pari passu basis. Upon receipt of notice that the Company intends to prepay the Convertible Notes, holders will have the option to convert their notes in lieu of payment.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following table provides the details of the Convertible Notes outstanding at December 31, 2015:

Convertible Note Series	Issue Date	Maturity Date	Conversion Price	Interest Rate	Total Principal Amount	Held by Members	Held by Non-Members
A	12/15/2009	6/30/2018	$1.00	1.5%	$—	$—	$—
B	3/15/2011	6/30/2018	$1.00	1.0%	570,000	375,000	195,000
C	9/14/2012	3/31/2016	$1.00	1.0%	425,000	100,000	325,000
D	5/30/2013	4/30/2017	$1.25	1.0%	—	—	—
E	6/30/2014	6/30/2018	$1.50	1.0%	50,000	—	50,000
F	12/04/2015	12/04/2019	$2.00	1.0%	200,000	—	200,000
Total principal amount					1,245,000	$475,000	$770,000
Less: unamortized debt issuance costs					(1,390)
Less: current portion of convertible notes, net					(424,964)
Convertible notes, net					$818,646

During the year ended December 31, 2015, the following Convertible Notes and the related accrued interest were converted to equity at the request of the note holders:

Convertible Note Series	Total Principal Amount	Total Accrued Interest	Total Amount Converted
A	$2,274,482	$203,998	$2,478,480
B	1,177,479	55,739	1,233,218
C	4,281,000	143,769	4,424,769
D	4,753,250	124,092	4,877,342
E	4,422,000	63,373	4,485,373
F	2,201,602	192	2,201,794
Total	$19,109,813	$591,163	$19,700,976

The following table provides the details of the Convertible Notes outstanding at December 31, 2014:

Convertible Note Series	Issue Date	Maturity Date	Conversion Price	Interest Rate	Total Principal Amount	Held by Members	Held by Non-Members
A	12/15/2009	6/30/2018	$1.00	1.5%	$2,274,482	$2,274,482	$—
B	3/15/2011	6/30/2018	$1.00	1.0%	1,747,479	1,416,479	331,000
C	9/14/2012	3/31/2016	$1.00	1.0%	4,706,000	2,101,000	2,605,000
D	5/30/2013	4/30/2017	$1.25	1.0%	4,753,250	3,273,250	1,480,000
E	6/30/2014	6/30/2018	$1.50	1.0%	4,472,000	2,055,500	2,416,500
Total principal amount					17,953,211	$11,120,711	$6,832,500
Less: unamortized debt issuance costs					(15,884)
Less: unamortized debt discount					(117,346)
Convertible notes, net					$17,819,981

During the year ended December 31, 2014, $50,000 of Series B Convertible Notes and $1,753 of related accrued interest were converted to equity at the request of the note holder.

During the year ended December 31, 2014, the Company extended the maturity dates of the Series A and Series B Convertible Notes. The Company determined that it should treat these changes as modifications in accordance with ASC Subtopic 470-50, Debt – Modifications and Extinguishments. Under ASC Subtopic 470-50, if a modification of a convertible debt instrument is not accounted for as an extinguishment, the Company should reduce the carrying amount of the debt instrument by the increase in the fair value of the embedded conversion option. The modifications of the Series A and Series B Convertible Notes had no impact on the financial statements since they did not result in an increase in the fair value of the embedded conversion features.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. Commitments and Contingencies

Operating Lease

The Company leases office and laboratory facilities in Charlottesville, Virginia under a month-to-month cancelable operating lease. Rent expense related to the operating lease was $66,113 for each of the years ended December 31, 2015 and 2014.

Legal Proceedings

On September 21, 2015, David Schmidt, a member of Diffusion, filed suit (the “Complaint”) in the Circuit Court for Albemarle County (Virginia), which is proceeding as Case. No. CL15-791, David G. Schmidt v. Diffusion Pharmaceuticals LLC. The primary claim asserted in the Complaint is a claim for breach of contract, with Mr. Schmidt asserting that Diffusion breached the terms of a $1,500,000 Series A convertible promissory note, dated December 15, 2009, which he elected to fully convert into membership units on the same day at the contractual per-unit conversion price of $3.50. Mr. Schmidt alleges that the anti-dilution provisions of the convertible promissory note and certain terms of the operating agreement entitle him to convert his note at the conversion price of $1.00 per unit, which was the conversion price that Diffusion subsequently renegotiated in 2012 with other noteholders who had not converted their notes. Mr. Schmidt contends that if he had converted his note at $1.00 per unit instead of $3.50 per unit, he would have received an additional 1,071,432.50 units. His claim for relief is an award of specific performance requiring Diffusion to issue him an additional 1,071,432.50 units or to pay damages equal to the value of such units. Mr. Schmidt also asserts tort claims for breach of fiduciary duty and conversion, together with a claim for unjust enrichment. These claims are all based on the alleged breaches of contract underpinning his claim for breach of contract.

Diffusion filed a Demurrer asking the court to dismiss the Complaint for failing to state a viable cause of action. Diffusion maintains that neither the convertible promissory note nor the operating agreement entitle Mr. Schmidt to receive a lower conversion price that was negotiated with other noteholders after he elected to convert his notes. Diffusion also seeks dismissal of the other claims on various grounds, including the economic loss rule (which generally prohibits tort claims arising out of a breach of contract) and the statute of limitations. A hearing on Diffusion’s Demurrer was held on March 14, 2016, at which the Complaint was dismissed for failing to state a viable cause of action. Mr. Schmidt has up to 21 days to file an amended, restated complaint. Management and legal counsel for the Company are of the opinion that the plaintiff’s claims are without merit and the Company will prevail in defending the suit. The Company is unable to estimate the possible loss or range of loss should the Company not prevail in defending the suit.

Other Commitments

In October 2015, the Company entered into a one-year agreement to retain a financial advisor to assist with a possible transaction. Upon the closing of the reverse merger transaction on January 8, 2016 (Note 12), the Company paid a success fee of $1 million in cash and approximately 457,000 shares of Diffusion Pharmaceuticals Inc. common stock to the financial advisor.

8. Members’ Deficit

The Company is a Virginia limited liability company governed by the terms and conditions of the operating agreement dated February 25, 2005, as amended (the Operating Agreement). The Company shall continue unless terminated in accordance with the terms of the Operating Agreement. The Company shall be dissolved only upon any of the following events: (i) the written consent of members holding at least two thirds (2/3) of the voting membership units; (ii) the sale, transfer or assignment of all or substantially all of the Company’s assets; (iii) insolvency of the Company; or (iv) as otherwise required by Virginia law. The members of the Company are entitled to one vote per voting membership unit.

On January 8, 2016, the Company completed a merger with RestorGenex under which a newly formed subsidiary of RestorGenex merged with and into Diffusion in an all-stock transaction, with Diffusion surviving as a wholly-owned subsidiary of RestorGenex (Note 12).

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 9. Unit-Based Compensation

From 2001 through 2015, the Company issued various non-qualified membership unit options to employees, directors and consultants. As of December 31, 2015, the number of units authorized for such option issuances totaled 4,100,000 units, of which 5,500 remained available for future awards. Options granted generally vest monthly over three years and expire ten years from the date of grant. Additionally, the Company issued an award of restricted membership units to a member of the board of directors during 2015.

This restricted membership unit award and certain membership unit option awards include a provision that accelerates their vesting upon the occurrence of a major financial transaction, such as an initial public offering, a merger or acquisition, a collaboration or licensing arrangement, a distribution event, or a similar occurrence that provides value in excess of $50,000,000 to the Company and/or its members. As of December 31, 2015, membership unit options to purchase a total of 645,600 units contained this provision. The merger transaction with RestorGenex (Note 12) did not accelerate any awards, as the transaction did not provide value in excess of $50,000,000 to the Company or its members.

Employee Membership Unit Options

All of the employee membership unit options granted by the Company during the years ended December 31, 2015 and 2014 have exercise prices in excess of the fair value of the underlying membership units and, therefore, are not considered “plain vanilla” options. The following table summarizes the assumptions used to estimate the fair value of employee membership unit options granted during the years ended December 31:

	2015			2014
Risk-free interest rate	2.1%	-	2.3%	2.1%	-	2.2%
Expected term (in years)		10.00			10.00
Expected volatility	125.6%	-	125.8%	127.4%	-	128.7%
Expected dividend yield		0%			0%

The following is a summary of employee option activity for the year ended December 31, 2015:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding balance at January 1, 2015	1,957,618	$1.33
Granted	1,065,882	$1.96
Exercised	—	$—
Canceled	(31,000)	$4.87
Outstanding balance at December 31, 2015	2,992,500	$1.52	8.2	$7,174,672
Exercisable at December 31, 2015	1,608,959	$1.21	7.1	$4,364,306
Vested and expected to vest at December 31, 2015	2,985,466	$1.52	8.2	$7,160,453

The weighted-average grant date fair value for employee membership unit options granted during the years ended December 31, 2015 and 2014 was $0.82 and $0.68, respectively. The total fair value of employee membership unit options vested during the years ended December 31, 2015 and 2014 was $269,152 and $129,967, respectively.

Non-Employee Membership Unit Options

Non-employee options are remeasured to fair value each period through operations using a Black-Scholes option-pricing model. Key assumptions used to estimate the fair value of the non-employee membership unit options granted during 2015 and 2014 included a risk-free interest rate (1.9%-2.4%), an expected volatility (125.8%-127.4%), no expected dividend yield and an expected term equal to the remaining contractual option term.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of non-employee option activity for the year ended December 31, 2015:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding balance at January 1, 2015	462,500	$0.89
Granted	642,000	$1.56
Exercised	—	$—
Canceled	(2,500)	$1.25
Outstanding balance at December 31, 2015	1,102,000	$1.28	8.3	$2,891,300
Exercisable at December 31, 2015	712,889	$1.11	7.8	$1,990,739
Vested and expected to vest at December 31, 2015	1,100,694	$1.28	8.3	$2,888,350

The total fair value of non-employee membership unit options vested during the years ended December 31, 2015 and 2014 was $243,547 and $28,774, respectively.

Restricted Membership Units

During the year ended December 31, 2015, the Company granted 50,400 restricted membership units to a member of the board of directors. The weighted-average grant date fair value of this award was $0.72 per share. The award vests monthly over 36 months. Of these units granted, all 50,400 were outstanding and 8,400 were vested as of December 31, 2015.

Unit-Based Compensation Expense

Unit-based compensation expense is included in the following line items in the accompanying statements of operations:

	Year Ended December 31,
	2015	2014
Research and development	$309,579	$33,455
General and administrative	284,596	134,388
	$594,175	$167,843

Unrecognized Unit-Based Compensation

As of December 31, 2015, the total compensation cost related to nonvested employee awards not yet recognized and the weighted-average period over which it will be recognized was as follows:

	As of December 31, 2015
	Unrecognized Expense	Weighted-Average Amortization Period (in years)
Employee membership unit options	$1,051,417	2.5
Restricted membership units	29,530	2.5
	$1,080,947	2.5

Unrecognized unit-based compensation expense related to the non-employee membership unit options will fluctuate as the fair values of the underlying membership unit options fluctuate.

10. Defined Contribution Retirement Plan

The Company has established a 401(k) defined contribution plan (the 401(k) Plan) that covers all employees who qualify under the terms of the plan. Eligible employees may elect to contribute to the 401(k) Plan up to 90% of their compensation, limited by the IRS-imposed maximum. The Company provides a safe harbor match with a maximum amount of 4% of the participant’s compensation. The Company made matching contributions under the 401(k) Plan of $10,414 and $6,279 for the years ended December 31, 2015 and 2014, respectively.

DIFFUSION PHARMACEUTICALS LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. Related Party Transactions

During the year ended December 31, 2014, a consultant, who is a relative of an officer and member of the Company, provided certain website, computer network and videography services to the Company. The Company paid this related party $70,225 for these services.

In addition, during the year ended December 31, 2014, this related party received an option award to purchase 15,000 membership units. The weighted-average grant date fair value of this award was $0.68 per share.

12. Subsequent Events

The Company evaluated subsequent events through March 25, 2016, the date on which the financial statements were available to be issued.

As discussed in Note 1, the Company completed a merger transaction with RestorGenex on January 8, 2016. RestorGenex acquired all the outstanding membership units of the Company for shares of RestorGenex’s common stock. In connection with the merger, all of the outstanding membership unit options of the Company were converted into stock options denominated in shares of RestorGenex’s common stock. After completion of the transaction, RestorGenex changed its corporate name to Diffusion Pharmaceuticals Inc. and the common stock of Diffusion Pharmaceuticals Inc. now trades on the over-the-counter market under the symbol “DFFN.” The pre-transaction owners of the Company held 84.1% of the common stock in the combined entity immediately following the closing of the transaction and the pre-transaction shareholders of RestorGenex held the remaining 15.9%.

The Company obtained control over RestorGenex and, thus, is the accounting acquirer. Therefore, the transaction meets the definition of a reverse acquisition whereby the legal acquirer, RestorGenex, is the accounting acquiree. As of the acquisition date, the Company is applying the acquisition method to the transaction based on RestorGenex’s stock price (i.e., Level 1 valuation inputs – quoted prices in active markets for identical assets or liabilities). The Company is allocating the consideration to the legacy RestorGenex business on the acquisition date with any excess consideration over the fair value of the net assets acquired recognized as goodwill. The Company’s assets and liabilities will remain at their historical amounts.